Macy’s, Inc. Announces Leadership Succession Plan

Jeff Gennette Plans to Retire in February 2024

Tony Spring Appointed President and CEO-Elect

Adrian Mitchell Appointed to Expanded Role of COO and CFO

NEW YORK—March 29, 2023— Macy’s, Inc. (NYSE:M) today announced that Chairman and Chief Executive Officer of Macy’s, Inc. Jeff Gennette (61) plans to retire in February 2024 after serving the company for 40 years. Following a rigorous succession planning process that included an internal and external search, Tony Spring (58), Macy’s, Inc. executive vice president and Bloomingdale’s chairman and chief executive officer, has been appointed by the board of directors as Macy’s, Inc. president and CEO-elect, and a member of the board of directors. As President, Tony will be responsible for leading Macy’s, Inc.’s Digital, Customer, Merchandising, and Brand teams, while overseeing Bloomingdale’s and bluemercury.

As a part of the leadership transition, the company has also announced that Macy’s, Inc. Chief Financial Officer Adrian Mitchell’s (49) responsibilities have been expanded to include the role of chief operating officer. In the combined role, Mitchell will lead the Stores, Technology and Supply Chain teams, in addition to his existing Finance and Real Estate responsibilities. Gennette will work side-by-side with Spring and Mitchell until February 2024 to ensure a smooth transition.

“Serving Macy’s, Inc. over the past 40 years has been a privilege. I’m proud of the exceptional work of our colleagues to strengthen Macy’s, Inc. by successfully executing our winning Polaris strategy. We’ve done so during profound industry changes and economic challenges,” said Gennette. “I’m excited that Tony Spring has been appointed Macy’s, Inc.’s president and will become CEO upon my retirement. He has delivered strong results at Bloomingdale’s and has been an ally and trusted partner in advancing Macy’s, Inc.’s strategies. Tony consistently innovates for the customer, is an exceptional brand builder and an excellent talent developer who has strengthened our culture through his leadership. And I’m delighted that Adrian’s role has greatly expanded, leveraging his deep strategic expertise, commitment to omnichannel operational excellence and strong financial discipline. Tony and Adrian are an ideal team to build on our momentum and propel Macy’s, Inc. into the future.”

Paul Varga, lead independent director of the Macy’s, Inc. board of directors, said, “On behalf of the board, I want to thank Jeff for his extraordinary leadership and many years of service to Macy’s, Inc. I especially want to acknowledge Jeff for leading Macy’s, Inc. through the challenges of the global pandemic and establishing a solid foundation for sustainable and profitable growth by developing and executing the Polaris transformation strategy. Upon retirement, Jeff will leave behind a legacy of important contributions in his seven years as CEO, including assembling a formidable leadership team to deliver on the opportunity ahead and building a purpose-driven culture guided by inclusive values. Tony is an excellent choice and a proven leader who has driven exceptional results for Bloomingdale’s, bluemercury, and Macy’s, Inc. Together with Adrian’s strategic, operational, and financial talents, we have the right leadership team to drive long-term shareholder value.”

Tony Spring
Spring has been a customer-focused innovator during his 36 years at Bloomingdale’s, known for his exceptional brand-building and merchandising talents. As chairman and chief executive officer of Bloomingdale’s, he has driven the success of the nameplate, which delivered its highest sales volume and record customer engagement in 2022. He has also repositioned bluemercury into a vibrant and growing nameplate for the company. Spring has served as a key member of the Macy’s, Inc. executive leadership team and has been instrumental in the company’s transformation. Spring is highly respected among the community of retail leaders and serves as a member of the Executive Committee of the National Retail Federation and the board chair for the National Retail Federation Foundation. He also serves on the board of directors of the Juvenile Diabetes Research Foundation (JDRF) – Greater New York City Chapter, and the Hospital for Special Surgery Advisory Board.

“I am honored to be named president and CEO-elect of Macy’s, Inc. Having worked closely with Jeff throughout our transformation, I see tremendous opportunity to build upon the storied reputation of each of our nameplates. We are further strengthening relationships with our customers through compelling merchandise, partnering with the best brands, and delivering great shopping experiences,” said Spring. “Thanks to Jeff’s leadership and the contributions of our colleagues throughout the business, we are more agile today and meeting customers wherever and whenever they choose to shop. I look forward to partnering with Adrian and leading the team to deliver profitable growth and strong returns for all our stakeholders.”

Adrian Mitchell
Chief Operating Officer and Chief Financial Officer Adrian Mitchell is a seasoned retail leader, with a diversity of experiences developing growth strategies and creating more effective retail organizations. Serving as chief financial officer of Macy’s, Inc. since November 2020, he has been integral in the development and execution of the company’s Polaris transformation strategy to drive sustainable and profitable growth. Prior to joining Macy’s, Inc., Mitchell advised retailers on growth strategies using advanced data and analytics as managing director and partner in the Digital and Consumer Practices of Boston Consulting Group. He also served as CEO to home furnishings retailer Arhaus LLC and held several executive positions at Crate and Barrel. Mitchell also serves on the board of directors of Stanley Black & Decker, where he is a member of the Audit and Governance Committees, and previously served as a member of the board of directors of REI Co-Op.

“I am excited to take on this new role to ensure that we further strengthen the disciplines that are modernizing Macy’s, Inc.,” said Mitchell. “Together with Tony and the entire Macy’s, Inc. team, we will continue to invest and enhance our capabilities to modernize our infrastructure to deliver highly interactive, personalized, and relevant omnichannel shopping experiences for a broader range of customers. This will make us an even more competitive modern retailer that is well positioned to capture significant growth while ensuring our operational and financial health.”

About Macy’s, Inc.
At Macy’s, Inc. (NYSE: M), we are a trusted source for quality brands at great values from off-price to luxury. Across our iconic nameplates, including Macy’s, Bloomingdale’s and Bluemercury, we help our customers express their unique style and celebrate special moments, big and small. Headquartered in New York City, we operate one of retail’s largest e-commerce businesses integrated with a nationwide footprint to deliver the most convenient and seamless shopping experience. Our purpose is to create a brighter future with bold representation – so we can realize the full potential of every one of us. For more information, visit macysinc.com.

Media – Bobby Amirshahi
communications@macys.com

Investors – Pamela Quintiliano
investors@macys.com